                                    KPMG LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                                                                      EXHIBIT 16

                                   July 16, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

            We were previously  principal  accountants for Cornerstone  Internet
Solutions  Company (the  "Company")  and,  under the date of August 2, 2000,  we reported  on the  consolidated  financial  statements  of  Cornerstone  Internet
Solutions  Company and  subsidiaries  as of and for the years ended May 31, 2000 and 1999.  On June 14, 2001,  we  resigned.  We have read  Cornerstone  Internet
Solutions Company's  statements included under Item 4 of its Form 8-K dated June
14,  2001,  and we  agree  with  such  statements,  except  that we are not in a position  to agree or disagree  with the  statements  that the Company  plans to restate its financial statements included in its Form 10-KSB for the fiscal year ended May 31, 2000 and Form 10-QSB for the quarterly  periods ended  February 29 and August 31, 2000 to reflect its  investment in B2B using the equity method of accounting  from  February 29, 2000.  Also, we are not in a position to agree or disagree with the statements that the Company does not anticipate  there will be any changes to the Company's stockholders' equity, net loss or related per share amounts as a result of the  revisions to the  financial  statements to apply the equity method of accounting for the Company's investment in B2B.

                                                Very truly yours,

                                                /s/ KPMG LLP
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                                                KPMG LLP